EXHIBIT 99.1

Perini Corporation Announces Appointment of New Board Member

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 10, 2004 -- Perini Corporation (NYSE: PCR) Perini Corporation announced today that Willard W. "Woody" Brittain, Jr. has been elected to the Company's Board of Directors.

Mr. Brittain is currently Chairman and Chief Executive Officer of Professional Resources on Demand, a flexible staffing and executive search company. He was previously Chief Operating Officer of PwC Consulting and PricewaterhouseCoopers LLP. Mr. Brittain was with PricewaterhouseCoopers LLP for 28 years before his retirement. Mr. Brittain is expected to be appointed to the Company's audit committee later this month.

Ronald N. Tutor, Chairman and Chief Executive Officer, remarked “We are privileged to have the opportunity to add this outstanding executive to our Board. Woody Brittain brings extensive financial and operational knowledge that will complement and enhance Perini’s Board of Directors”.

Perini Corporation’s Board of Directors now stands at nine members, plus two directors elected by the preferred shareholders.

About Perini Corporation
Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, preconstruction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, and healthcare facilities as well as large and complex civil construction projects.

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CONTACTS:
Perini Corporation
Robert Band, 508-628-2295
Or
CCG Investor Relations
Crocker Coulson, 818-789-0100